As filed with the Securities and Exchange Commission on June 16, 2025.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cactus, Inc.
(Exact name of registrant as specified in its charter)

Delaware	35-2586106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
920 Memorial City Way, Suite 300
Houston, TX 77024
(Address, including zip code, of Principal Executive Offices)

Cactus, Inc. Long Term Incentive Plan
(as amended and restated as of May 13, 2025)
(Full title of the plan)

Scott Bender
Chief Executive Officer
920 Memorial City Way, Suite 300
Houston, TX 77024
(713) 626-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Adorys Velazquez
Quentin Wiest
Baker Botts L.L.P
30 Rockefeller Plaza 44th Floor
New York, NY 10112
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the Commission:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025 and the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the Commission on April 1, 2025, incorporated by reference into the Registrant’s Annual Report on Form 10-K;

(b)
The Description of the Class A Common Stock included in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 1, 2025; and
(d)	The Registrant’s Current Reports on Form 8-K filed on May 15, 2025 and June 2, 2025 (other than documents or portions of documents deemed to be furnished and not filed).
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability:
· for any breach of the director’s duty of loyalty to the Registrant or its shareholders;
· for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;
· under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or
· for any transaction from which the director or officer derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.
In addition, the Registrant has entered into indemnification agreements with its current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and officers.
Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under Section 145 of the DGCL. The Registrant maintains liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.
The underwriting agreement entered into in connection with the initial public offering of the Registrant’s Class A Common Stock provides for indemnification of the Registrant’s directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with such offering.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2024)
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 1, 2024)
4.3
Cactus, Inc. Long Term Incentive Plan (as amended and restated as of May 13, 2025) (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 1, 2025)

4.4	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of the Registrant filed with the Commission on January 12, 2018)
4.5	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of the Registrant filed with the Commission on January, 12, 2018)
4.6
Form of Restricted Stock Unit Agreement (Directors, one-year vesting) (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 of the Registrant filed with the Commission on May 19, 2018)

4.7
Form of Restricted Stock Unit Agreement (Directors, three-year vesting) (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-8 of the Registrant filed with the Commission on May 19, 2018)

4.8	Form of Performance Stock Unit Agreement (three-year vesting) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 17, 2020)
4.9
Form of Performance Stock Unit Agreement (two and three-year vesting) (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 17, 2020)

4.10	Form of Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 28, 2022)
4.11	Form of Restricted Stock Agreement (four-year cliff vesting) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed with the Commission on May 10, 2023)
4.12	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on form 10-Q filed with the Commission on May 1, 2025)
4.13	Form of Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on form 10-Q filed with the Commission on May 1, 2025)
5.1*	Opinion of Baker Botts L.L.P.
23.1*	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table
*Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on June 16, 2025.

Cactus, Inc.
By:	/s/ Scott Bender
Name:	Scott Bender
Title:	Chief Executive Officer, Chairman of the Board and Director

POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Scott Bender and Joel Bender, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 16, 2025.

Signature	Title

/s/ Scott Bender	Chief Executive Officer, Chairman of the Board and Director
Scott Bender	(Principal Executive Officer)
/s/ Jay A. Nutt	Executive Vice President, Chief Financial Officer and Treasurer
Jay A. Nutt	(Principal Financial and Accounting Officer)
/s/ Joel Bender	President and Director
Joel Bender
/s/ Melissa Law	Director
Melissa Law
/s/ Michael McGovern	Director
Michael McGovern
/s/ John (Andy) O’Donnell	Director
John (Andy) O’Donnell
/s/ Gary Rosenthal	Director
Gary Rosenthal
/s/ Bruce Rothstein	Director
Bruce Rothstein
/s/ Alan Semple	Director
Alan Semple
/s/ Tym Tombar	Director
Tym Tombar